Exhibit 3.4
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
MANNKIND CORPORATION
     MannKind Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     First: The original name of the Corporation was Pharmaceutical Discovery Corporation. The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1991.
     Second: This Certificate of Amendment amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and further adopted in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware by the stockholders of the Corporation and shall become effective upon filing with the Secretary of State of the State of Delaware.
     Third: Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:
     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is two hundred sixty million (260,000,000) shares. Two hundred fifty million (250,000,000) shares shall be Common Stock, each having a par value of one cent ($.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($.01).
     In Witness Whereof, MannKind Corporation has caused this Certificate of Amendment to be signed by its Corporate Vice President, General Counsel and Secretary on June 2, 2011.

MannKind Corporation
By:	/s/ David Thomson
David Thomson
Corporate Vice President, General Counsel and Secretary